Exhibit 99.1

For Immediate Release

Macerich Board Announces Governance Changes to Protect Stockholder Value

SANTA MONICA, Calif., MARCH 17, 2015 — The Macerich Company (NYSE: MAC) today announced that its Board of Directors unanimously approved two governance changes to ensure that all stockholders have the opportunity to realize the long-term value of their investment in the Company and are protected from coercive takeover attempts.

As permitted by the Maryland General Corporation Law, the Board has adopted a classified board structure pursuant to which directors will be assigned to one of three classes, each serving three-year terms.  In order to emphasize that the classified board is solely intended to protect stockholder value and not intended to be a permanent feature of the Company’s corporate governance, the Company has committed to review the continued need for the classified board structure in 2016.

In addition, the Board has adopted a limited duration stockholder rights plan (“Rights Plan”), effective March 17, 2015, and authorized a dividend distribution of one preferred share purchase right on each outstanding share of Macerich’s common stock.  If not redeemed or otherwise exchanged, the Rights Plan is limited in duration and will expire on the date of the Company’s 2016 Annual Meeting of Stockholders.

Macerich’s Board of Directors elected to implement these governance changes in response to the unsolicited takeover proposal announced by Simon Property Group, Inc. (NYSE: SPG) on March 9, 2015.  In its proposal, Simon Property Group announced that it has entered into an agreement to sell selected Macerich assets to General Growth Properties, Inc. (NYSE: GGP).  In addition, on March 12, 2015, James M. Barkley, General Counsel of Simon Property Group, sent a letter to Macerich indicating that Simon Property Group was contemplating the nomination of five dissident candidates to stand for election at Macerich’s 2015 Annual Meeting of Stockholders.

The Macerich Board believes this partnership raises serious antitrust concerns as it is a concerted effort by the two largest companies in the industry to acquire the number three company.  As a result, the Board believes it is vital that it take proactive measures to protect stockholder value and prevent the accumulation of stock by any group that might seek to force the sale of the Company.

The classified board structure and Rights Plan are intended to ensure that all stockholders have the opportunity to realize the long-term value of their investment in the Company and are protected from coercive and opportunistic takeover attempts.  The governance changes are intended to ensure that decisions on Company strategy and control are made by the Company’s directors focused on the best interests of the Company and its stockholders over the long term without undue pressure from coercive tactics.  The decision to classify the board and adopt the Rights Plan aims to provide the Board with adequate time to fully assess its options, execute on the Company’s strategic plan, and promote stockholder value.

Under the Rights Plan, stockholders of record at the close of business on March 30, 2015 will receive one preferred share purchase right for each share of Macerich common stock held on that date.  Initially these rights will not be exercisable and will trade with the shares of the Company’s common stock.

The rights become exercisable if any person or group acquires beneficial ownership of 10% or more of Macerich’s common stock (including in the form of synthetic equity positions created by derivative securities).  In that situation, each holder of a right (other than such person or members of such group, whose rights will become void and will not be exercisable) will be entitled to purchase a number of shares of Macerich’s common stock for $275.00 that have a market value of twice the exercise price of the right.  The Company’s excess share provision, which limits individual ownership to 5% without a waiver from the Board, remains in effect.

Stockholders are not required to take any action to receive the rights distribution. Until the rights become exercisable, they will trade with the shares of the Company’s common stock.  The Rights Plan will not have any impact on the reported earnings per share of the Company and will not change the manner in which the Company’s common stock is currently traded.

Additional details about the governance changes will be included in a Form 8-K to be filed with the Securities and Exchange Commission.

Deutsche Bank Securities Inc., Goldman, Sachs & Co. and JP Morgan Securities LLC are acting as financial advisors to Macerich and Kirkland & Ellis LLP, Goodwin Procter LLP and Venable LLP are acting as legal counsel.

About Macerich

Macerich, an S&P 500 company, is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.

Macerich currently owns 54 million square feet of real estate consisting primarily of interests in 51 regional shopping centers. Macerich specializes in successful retail properties in many of the country’s most attractive, densely populated markets with significant presence in the Pacific Rim, Arizona, Chicago and the Metro New York to Washington, DC corridor. Additional information about Macerich can be obtained from the Company’s website at www.macerich.com.

Forward Looking Statements

This release contains statements that constitute forward-looking statements which can be identified by the use of words, such as  “expects,” “anticipates,” “assumes,” “projects,” “estimated” and “scheduled” and similar expressions that do not relate to historical matters. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected.  Such factors include, among others, general industry, as well as national, regional and local economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates, terms and payments, interest rate fluctuations, availability, terms and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; the liquidity of real estate investments, governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; the outcome of Simon Property Group, Inc.’s announced efforts to acquire the Company;

and terrorist activities or other acts of violence which could adversely affect all of the above factors.  The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2014, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events unless required by law to do so.

Contacts

John Perry, Senior Vice President-Investor Relations, 424-229-3345

Jean Wood, Vice President-Investor Relations, 424-229-3366

Joele Frank / Andrew Siegel / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

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